EXHIBIT 10.1

FORBEARANCE AGREEMENT

This Forbearance Agreement (“Agreement”) is made and entered into this 5th day of January, 2022, by and between, IONIC VENTURES, LLC (“Investor”) and CURE PHARMACEUTICAL HOLDING CORP., a Delaware corporation (“CURE” or the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties refer herein to the following:

(i) that certain Securities Purchase Agreement, dated as of October 30, 2020 (as amended, restated or otherwise modified from time to time, the “Securities Purchase Agreement”), by and between the Company and the Investor, pursuant to which, among other things, the Company sold, and the Investor, in its capacity as a Buyer (as defined in the Securities Purchase Agreement) thereunder, purchased, among other things (A) that certain Series A Senior Secured Convertible Note, dated October 30, 2020, with an initial aggregate principal amount of $4,600,000 (the “Series A Note”) and (B) certain Series B Senior Secured Convertible Note, dated October 30, 2020, with an initial aggregate principal amount of $6,900,000 (the “Series B Note”), convertible into shares of Common Stock (as defined in the Securities Purchase Agreement) in accordance therewith;

(ii) that certain Note Purchase Agreement, dated October 30, 2020, by and among the Company and the Investor pursuant to which, among other things, the Investor sold to the Company a promissory with an aggregate principal amount as of October 30, 2020 of $6,000,000 (the “Investor Note”);

(iii) that certain Event of Default Redemption Notice, dated November 3, 2021 (the “Event of Default Redemption Notice”), delivered by the Investor to the Company with respect to the Company’s failure to repay the Series B Note when due; and

WHEREAS, Investor has agreed to forbear from exercising certain rights and remedies under the Series B Note or the Event of Default Redemption Notice on or before February 15, 2022 (the “Forbearance Expiration Date”) (pursuant to the terms of this Agreement) if the Company enters into this Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, understandings and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties do hereby agree as follows:

1. Forbearance. Effective upon the later of (a) the payment of the Legal Fee Amount (as defined below) to Kelley Drye & Warren LLP and (b) the execution of this Agreement until the Forbearance Expiration Date (the “Forbearance Period”), and except as provided in Section 2 below, Investor agrees not to exercise any of its judicial or administrative enforcement action to obtain any cash or other assets (excluding Common Stock or other assets issuable upon conversion or exchange of the Series B Note in accordance with the terms thereof) from the Company (or seek appointment of a receiver) on account of any outstanding payment obligations of the Company under the Series B Note or the Event of Default Redemption Notice that exist as of the date of this Agreement or that may arise from the date of this Agreement through the Forbearance Expiration Date (the “Forbearance”).

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2. Exclusions from Forbearance. For the avoidance of doubt, the Forbearance shall be not apply to any rights or remedies with respect to the Series B Note (including, without limitation, any conversion, Alternate Conversion or exchange by Investor) other than judicial or administrative enforcement to obtain any cash or other assets (excluding Common Stock or other assets issuable upon conversion or exchange of the Series B Note in accordance with the terms thereof) from the Company (or seek appointment of a receiver) on account of any outstanding payment obligations of the Company under the Series B Note or the Event of Default Redemption Notice. The Forbearance Period shall terminate upon (a) any Bankruptcy Event of Default (as defined in the Series B Note) under the Series B Note, and/or (b) any action taken by any holder (or any representative or agent thereof) of indebtedness of the Company or any of its subsidiaries either (x) to seek to obtain payment of such indebtedness in excess of $50,000.00 prior to the maturity date of such indebtedness, or (y) to seize any assets of the Company or any of its subsidiaries.

3. Payment Default; Settlement Amount; Legal Fee Amount. CURE acknowledges and confirms the payment default as described herein, which remains uncured as of the date hereof. Notwithstanding the foregoing, in settlement of the Investor’s claims and obligations with respect to the Series B Note and the Series A Note, CURE and Investor hereby agree that if CURE pays Investor $8,500,000 (the “Settlement Amount”), in U.S. dollars and immediately available funds, on or prior to the Forbearance Expiration Date, Investor shall hereby waive the right to receive any additional amount with respect to the Series A Note and the Series B Note, which shall each be deemed satisfied in full and no amounts shall remain due thereunder. As soon as commercially practicable after receipt of the Settlement Amount, the Investor shall deliver to CURE the original Series A Note and the Series B Note marked “cancelled” or lost note affidavits, in form and substance reasonably satisfactory to CURE. The Company shall reimburse Kelley Drye & Warren, LLP (counsel to the Investor) in an aggregate non-accountable amount of $50,000 (the “Legal Fee Amount”) for costs and expenses incurred by it in connection with drafting and negotiation of this Agreement.

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4. Investor’s Representations and Warranties. Investor represents and warrants as follows:

a. It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b. It has not assigned to any person, business entity or trust any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Investor and no further action is required by the Investor, its board of directors or the Investor’s managers or membership holders in connection therewith. This Agreement has been duly executed by Investor and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d. Investor is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under 1933 Act, and Investor is able to bear the economic risk of an investment in securities of the Company.

e. As of the date hereof, the Investor Note has been satisfied in full by Maturity Netting and no amounts remain due thereunder.

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5. CURE’s Representations and Warrants. CURE represents and warrants as follows:

a. It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b. It has not assigned to any person, business entity or trust any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d. As of the date hereof, the Investor Note has been satisfied in full by Maturity Netting and no amounts remain due thereunder.

6. Binding. This Agreement shall inure to the benefit of the parties and shall be binding upon each of the parties and their assigns, successors, heirs, and representatives.

7. Authority. Each of the Parties represents and warrants that it has the authority to enter into this Agreement, that the person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.

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8. No Duress. Each of the Parties to this Agreement was represented by counsel and this Agreement was negotiated at arm’s length and should not be read against any party. Each of the Parties and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.

9. Severability. If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

10. Choice of Law and Venue. This Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York. The Company and Investor each (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding, and the right to assert that such forum is an inconvenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Company and Investor further agrees to accept and acknowledge service of any and all process that may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon it mailed by certified mail to its address set forth for notices herein shall be deemed in every respect effective service of process in any such suit, action or proceeding.

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11. Entire, Final and Binding Agreement. Each of the Parties acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters released. This writing contains the entire Agreement of the Parties and, in entering into this Agreement, each of the Parties acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.

12. Amendments or Waivers. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Parties.

13. Date of Execution. The date of execution of this Agreement shall be the date upon which the last of the Parties signs this Agreement.

14. Counterparts. This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

15. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (b) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth above.

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IN WITNESS WHEREOF, expressly intending to be legally bound, the Parties through their duly authorized agents, have executed this Agreement as of the dates set forth below.

CURE PHARMACEUTICAL HOLDING CORP.		IONIC VENTURES, LLC

By:	/s/ Michael Redard	By:	/s/ Brendan O’Neil
Name:	Michael Redard	Name:	Brendan O’Neil
Title:	CFO	Title:	Authorized Signatory
Address:	1620 Beacon Place Oxnard, CA 93033	Address:	3053 Fillmore St., Suite 256 San Francisco, CA 94123

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